UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of report (Date of earliest event reported):   April 21, 2008

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2nd Floor, 2 North Cascade Avenue, Colorado Springs, CO   80903
(Address of Principal Executive Offices)   (Zip Code)

Registrant's telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

               Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

             Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

               On April 21, 2008, the registrant appointed D.L. Lobb as its Chief Executive Officer and President, effective as of April 28, 2008. Mr. Lobb joins the Company from Peabody Energy Corporation, where, since April 2005, he was Group Executive of Peabody’s Powder River Basin operations, the largest of Peabody’s regions. While at Peabody, Mr. Lobb had overall enterprise responsibility for three operating mines, including the largest surface coal mine in the U.S., representing total sales of approximately 140 million tons per year. Prior to his service at Peabody, from March 2003 through April 2005, Mr. Lobb served as Operations Manager, Veladero Project for Barrick Gold Corporation, where he was in charge of developing the Veladero gold mine from an exploration project into a fully operational mining complex.

               In connection with his appointment, the registrant agreed to provide Mr. Lobb with the following compensation:

•	Annual salary paid at a rate of $500,000 per year.

•	Bonus opportunity under the registrant’s annual incentive plan between 70% and 200% of annual salary, with the bonus to be determined by the board of directors or the compensation and benefits committee in its discretion, but for 2008 Mr. Lobb shall be guaranteed to receive a bonus of not less than 70% of the amount paid to him as salary in 2008, paid at such time in 2009 as the registrant pays bonuses under the annual incentive plan to its senior executives.

•	A grant, under the registrant’s 2007 Equity Incentive Plan for Employees and Non-Employee Directors, of 100,000 shares of restricted stock, which shares shall be subject to forfeiture upon the termination of Mr. Lobb’s employment with the registrant, to the extent not vested prior to such date. The restricted shares will vest in three equal installments on the first, second and third anniversaries of the date of grant.

•	Long term incentive compensation in such amounts and at such times as may be determined by the board of directors or the compensation and benefits committee in its discretion.

•	For 2008, additional compensation of $200,000, paid either in cash or stock as Mr. Lobb and the board of directors shall agree, paid at such time in 2009 as the Corporation pays bonuses under the annual incentive plan to its senior executives.

•	Relocation assistance.

•	Participation in the benefit programs offered to the registrant’s other executive officers.

               On April 21, 2008, Keith E. Alessi informed the registrant that he is resigning as Chief Executive Officer and President of the registrant, effective April 28, 2008. Mr. Alessi will continue to serve as a member of the board of directors of the registrant and will stand for re-election to the board of directors at the registrant’s annual meeting of stockholders scheduled for May 15, 2008. Mr. Alessi will serve as a consultant to the registrant for the period from April 28, 2008 through May 15, 2008, and will be entitled to the following compensation for that period:

•	Consulting fees paid at a rate of $25,000 per month.

•	Reimbursement at the normal commercial, coach rate if Mr. Alessi uses his personal airplane while providing services to the registrant.

Item 7.01.   Regulation FD Disclosure.

               On April 22, 2008, the registrant issued a press release entitled, “Westmoreland Announces Hiring of D.L. Lobb as President and CEO.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release entitled, “Westmoreland Announces Hiring of D.L. Lobb as President and CEO,” issued by the registrant on April 22, 2008.

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2008

WESTMORELAND COAL COMPANY

By: /s/ Morris W. Kegley
Name: Morris W. Kegley
Title: General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release entitled, "Westmoreland Announces Hiring of D.L. Lobb as President and CEO," issued by the registrant on April 22, 2008.